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CyrusOne Inc.
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CyrusOne to Host Virtual Annual Meeting of Stockholders

DALLAS--(BUSINESS WIRE)-March 30, 2020-CyrusOne Inc. (NASDAQ: CONE), a premier global data center REIT, today announced that the location of its 2020 Annual Meeting of Stockholders has been changed to a strictly virtual meeting format due to the emerging public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of its stockholders, employees and the greater community. As previously announced, the Annual Meeting will be held on Monday, April 27, 2020 at 10:30 a.m., Central Time, but stockholders will only be able to access the Annual Meeting by remote communication. Stockholders attending the Annual Meeting remotely will have the same opportunities they have had at past annual meetings to participate, ask questions, and provide feedback to the CyrusOne management team and the Board of Directors. A representative of our auditor, Deloitte & Touche LLP, will also attend the virtual Annual Meeting and will be available to answer questions at that time.

To access the virtual meeting, stockholders may click this Virtual Stockholder Meeting link or visit https://computershare.lumiagm.com/?fromUrl=280138832. To login to the virtual meeting, stockholders will have two options: Join as a “Guest” or Join as a “Stockholder”. If you join as a “Stockholder”, you will be required to have a control number and password. The password for the meeting is CONE2020.

If you were a stockholder of record - that is, your shares were registered in your name with our transfer agent, Computershare Trust Company N.A. (“Computershare”) - as of the close of business on March 4, 2020, the record date for the Annual Meeting, and have your control number, you may participate in and vote your shares at the Annual Meeting by following the instructions available on the meeting website. For registered stockholders, the control number can be found on your proxy card or notice, or in the email you previously received.

If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your “legal proxy” obtained from your bank, broker or nominee (which can be submitted by forwarding an email from your bank, broker or nominee with your legal proxy or attaching an image of your legal proxy), reflecting your CyrusOne holdings, along with your name and email address to Computershare at legalproxy@computershare.com. Obtaining a “legal proxy” may take several days and stockholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 22, 2020. You will receive a confirmation email from Computershare of your registration. Once registered, you may participate in and vote at the Annual Meeting by following the instructions available on the meeting website.

If you do not have your control number, you may still attend as a guest (non-stockholder) but will not have the option to participate in or vote your shares at the virtual meeting.

Whether or not you plan to attend the Annual Meeting, CyrusOne urges you to authorize your proxy to vote in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card or voting instruction form included in any hard copies of the proxy materials will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

About CyrusOne
CyrusOne (NASDAQ: CONE) is a real estate investment trust (REIT) specializing in highly reliable enterprise-class, carrier-neutral data center properties. The Company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 1,000 customers, including more than 200 Fortune 1000 companies.

With a track record of meeting and surpassing the aggressive speed-to-market demands of hyperscale cloud providers, as well as the expanding IT infrastructure requirements of the enterprise, CyrusOne provides the flexibility, reliability, security, and connectivity that foster business growth. CyrusOne offers a tailored, customer service-focused platform and is committed to full transparency in communication, management, and service delivery throughout its nearly 50 data centers worldwide. Additional information about CyrusOne can be found at www.CyrusOne.com.

Michael Schafer
Vice President, Capital Markets & Investor Relations
972-350-0060
investorrelations@cyrusone.com